<COVER>

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

RE:  Canisco Resources, Inc.
     Amendment No. 1 to Registration Statement on Form S-4/A
     Commission File Number 333-55739

Gentlemen/Ladies:

  Enclosed please find the Amendment No. 1 to Registration
Statement on Form S-4/A of Canisco Resources, Inc. If you have any questions regarding the same, please feel free to contact me at
(302) 777-5050.

Sincerely,

Lauralee A. Snyder
Corporate Counsel


As filed with the Securities and Exchange Commission on July 16, 1998 Registration No. 333-55739

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   AMENDMENT NO. 1 TO FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                     Canisco Resources, Inc.
        (Exact Name of Registrant as Specified in its Charter)

    Delaware                1799                  54-0952207
(State or other         (Primary Standard       (I.R.S. Employer
jurisdiction of         Industrial           Identification No.)
incorporation or        Classification
organization)           Code Number)

                   300 Delaware Avenue, Suite 714
                    Wilmington, Delaware  19801
                        (302)  777-5050
          (Address, including Zip Code, and Telephone No.
            of Registrant's Principal Executive Offices)

                                Copies to:
Ralph A. Trallo,                Carl W. Schneider, Esquire
President, CEO                  Wolf,Block,Schorr and Solis-Cohen, LLP
Canisco Resources, Inc.         12th Floor, Packard Building
300 Delaware Avenue,            111 South 15th Street
Suite 714                       Philadelphia, PA  19102-2678
Wilmington, Delaware  19801     (215)  977-2226
(302)  777-5050                 email:  Cschneider@WolfBlock.com

(Name, Address, Including
Zip Code, and Telephone No.
of Agent For Service)

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ( )

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ( )


                   Calculation of Registration Fee


Title of                                    Proposed
Each Class                  Proposed        Maximum
Of Securities   Amount      Maximum        Aggregate  Amount of
To Be           To be      Offering Price  Offering Registration
Registered    Registered(1) Per Unit(1)(2) Price(1)(2)  Fee

Common Stock,
  $0.0025
   par value
Preferred
  Stock,
  $1.00
  par value
Warrants to
 Purchase
 Capital
 Stock

Total         $20,000,000   $20,000,000   $20,000,000   $5,900 (3)

(1) Not specified as to each class of Securities to be registered pursuant to General Instruction J of Form S-4. In no event will the aggregate initial offering price of the Securities issued under their Registration Statement exceed $20,000,000. Securities registered hereby may be sold separately, together or in units with other Securities registered hereunder. In addition to any Securities that may be issued directly under this Registration Statement, there is being registered hereunder, without payment of an additional fee, an indeterminate amount of capital stock may be issuable on the exercise of Warrants or the conversion of convertible securities. The registration of Securities refereed to herein shall be deemed applicable only in connection with transactions in which no exemption from registration is being relied upon by the Registrant.

(2) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the Securities registered hereunder.

(3) $4,425 was paid with the initial filing, and $1,475 is being paid simultaneously with pre-effective amendment number one.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                      CROSS REFERENCE SHEET

            Pursuant to Item 501(b) of Regulation SK

Form S-4 Item Number and Caption          Location in Prospectus


A. INFORMATION ABOUT THE TRANSACTION


1. Forepart of Registration        Facing page of Registration
 Statement and Outside            Statement; Outside Front
      Front Cover Page of              Cover Page of Prospectus
      Prospectus

2.   Inside Front and Outside         Inside Front Cover Page of
      Back Cover Page of               Prospectus; Available
      Of Prospectus                    Information;
                                       Incorporation of Certain
                                       Documents By Reference:
                                       Table of Contents

3.   Risk Factors, Ratio of           The Company; Incorporation
      Earnings to Fixed                of Certain Documents By
      Charges and Other                Reference; Plan of
      Information                      Distribution

4.   Terms of the Transaction         The Company; Plan of
                                       Distribution; Terms of
                                       Securities

5.   Pro Forma Financial              Not Applicable
      Information

6.   Material Contracts with          Not Applicable
      the Company Being
      Acquired

7.   Additional Information           Not Applicable
      Required for Reoffering
      By Persons and Parties
      Deemed to be Underwriters

8.   Interests of Named Experts       Not Applicable
      and Counsel

9.   Disclosure of Commission         Disclosure of Commission
       Position on                      Position on
       Indemnification for              Indemnification for
       Securities Act                   Securities Act
       Liability                        Liabilities

B. INFORMATION ABOUT THE REGISTRANT

10.  Information With Respect to       Not Applicable
       S-3 Registrants

11.  Incorporation of Certain          Not Applicable
       Information by Reference

12.  Information With Respect to       Available Information;
       S-2 or S-3 Registrants            Incorporation by
                                         Reference to Certain
                                         Documents
13.  Incorporation of Certain          Incorporation by
       Information by Reference          Reference of Certain
                                         Documents

14.  Information With Respect to       Not Applicable
       Registrants Other Than S-3
       Or S-2 Registrants

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15. Information With Respect to        Not Applicable
       S-3 Companies

16. Information With Respect to        Not Applicable
       S-2 or S-3 Companies

17. Information With Respect to        Not Applicable
       Other than S-3 or S-2
       Companies

D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies,           Not Applicable
       Consents Or
       Authorizations Are To
       Be Solicited

19.  Information if Proxies,           Not Applicable
       Consents Or
       Authorizations Are Not
       To Be Solicited


Subject to completion, dated July 16, 1998


                   Prospectus $20,000,000
                   CANISCO RESOURCES, INC.
                         Common Stock
                        Preferred Stock
                           Warrants


Canisco Resources, Inc., a Delaware corporation (the 'Company'), may offer from time to time shares of its Common Stock, Preferred Stock, and/or Warrants to purchase its capital stock (Collectively, 'Securities') (i) as the consideration to purchase other companies' securities or assets in connection with the acquisition, directly or indirectly, of various businesses, properties or interests therein by the Company or one or more of its subsidiaries or (ii) in connection with financing transactions. The terms of such acquisitions or financings involving issuance of the Securities will be determined by negotiations between the Company and stockholders or representatives of the businesses to be acquired or the entities providing the financing, as the case may be. The terms of the Securities, other than the Company's Common Sock, to be issued in such acquisitions or financings will be set forth in a Supplement to this Prospectus relating to the respective transactions in which the Securities will be issued.

This offering involves certain risks. See "Risk Factors".

This Prospectus also may be used by persons ("Selling Stockholder") who receive Securities covered by this Prospectus in transactions described above and who wish to resell such Securities in transactions to be registered under the Securities Act of 1933, as amended (the "Securities Act"). No consideration will be received by the Company in connection with sales by Selling Stockholders. Any Selling Stockholders and the terms of the sales of their Securities will be set forth in a Supplement to this Prospectus.

The Company's Common Stock is traded in the NASDAQ Small Cap Market under the symbol "CANR". On July 15, 1998, the closing price for the Common Stock was $3.25 per share.

All expenses of this offering will be paid by the Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is ______________, 1998.

                    AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"), including proxy statements. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the World Wide Web at http://www.sec.gov.

The Company has filed with the Commission at Registration Statement on Form S-4 (together with any exhibits, amendments or Supplements thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus constitutes a part of such Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus does not, and any Prospectus Supplement may not, contain all the information set forth in the Registration Statement. Statements contained in this Prospectus, any Prospectus Supplement or in any document incorporated by reference in this Prospectus or any Prospectus Supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected at the Commission's public reference facilities in Washington, D.C. and copies of all or any part thereof may be obtained from the Commission upon the payment of prescribed fees.

                                               TABLE OF CONTENTS

Available Information                                          6
Incorporation by Reference of Certain Documents                7
Introduction                                                   9
The Company                                                    9
Risk Factors                                                  12
Business Strategy                                             18
Selected Financial Data                                       20
Market Price of Company's Common Stock and Related Matters    22
Description of Capital Stock                                  22
Plan of Distribution and Use of Proceeds                      23
Securities and Exchange Commission Policy on Indemnification  23

       INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

This Prospectus incorporates by reference the documents listed below, copies of which are being delivered herewith to the extent noted below. Additional copies of these documents are available upon request directed to Lauralee Snyder, Assistant Secretary, at the Company's principal executive office, Canisco Resources, Inc., 300 Delaware Avenue, Suite 714, Wilmington, Delaware 19801; telephone (302) 777-5050. In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the date on which the final investment decision must be made.

The following documents, filed with the Commission under the Exchange Act, are hereby incorporated herein by reference as of their respective dates:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

(b) The Company's proxy statement dated July 10, 1997, relating to its 1997 Annual Meeting of Stockholders; and

(d) All documents and reports filed by the Company pursuant to Sections 13(a), 13(c) or 14 of the Exchange Act after the date of this Prospectus and prior to termination of the offering described herein. Such documents and reports shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents or reports, except (1) as to any portion of any future annual report to the shareholders of the Company or any proxy or information statement which is not deemed to be filed under such provisions, or (2) any financial data schedule included in any document pursuant to Regulation S-K,
      Item 601 (c).

The Company's annual reports on Form 10-K for the year ended March 31, 1998 are being delivered as part of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this Prospectus and any Prospectus Supplement to the extent that a statement contained in the Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Registration Statement or this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement.


The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents.

                        INTRODUCTION

A specific fiscal year is the period that ends on March 31 (or, in the case of the fiscal year 1995, September 30) of the year in Question e.g. fiscal 1997 is the year ended March 31, 1997. Because of a change in the Company's fiscal year end from September 30 to March 31, fiscal 1996 consist of the six-month period from October 1, 1995 to March 31, 1996.

                        THE COMPANY

Canisco Resources, Inc. (together with its subsidiaries, the "Company"), a Delaware corporation, was founded in 1996 as the successor by merger in May 1996 of Nuclear Support Services, Inc.
(NSSI) and NSS of Delaware, Inc. This merger was also effected pursuant to the Company's Amended Joint Plan of Reorganization which was confirmed by the United States Bankruptcy Court for the Middle District of Pennsylvania, Harrisburg on April 24, 1996.

The Company provides a range of maintenance services on an as-needed basis primarily to the power generation, petro-chemical and pulp and paper industries through the Company's operating subsidiaries. The Company's services consist of surface preparation and painting, specialty cleaning, decontamination, janitorial service, technical support, and specialty coatings and
linings application.   The Company also provides turnkey
identification system services along with miscellaneous metal, siding and roof replacements to its clients. Most of the Company's revenue comes from Fortune 1000 industrial companies and utilities.

The Company's revenues have been divided as follows:

                              Fiscal             Fiscal
                           Years Ended          Year Ended
                            March 31,          September 30,
                       1998    1997  1996 (1)     1995

Electric Power
 Industry (2)            33%     31%    47%        51%

Petro-Chemical and
  Refining
  Industry (3)           24      21     21         18

Paper and Pulp
  Industry (4)           20      25     18         15

Government and
  Other (5)              23      23     14         16

                        100%    100%   100%       100%

(1) The Company changed its fiscal year from September 30 to March 31 effective April 24, 1996. Therefore, the year ended March 31, 1996 was a six-month transition year.

(2) The general downward trend is part of the Company's strategy to become less dependent on this industry. Customers are companies whose operations include the production of electricity from nuclear, fossil fuel or hydro-electric sources.

(3) Customers produce or process chemicals, crude oil or natural gas.

(4) Customers are mills and plants that produce paper, paperboard and pulp.

(5) Contracts relate to government facilities and infrastructures. Other customers are in the automotive, metals, mining, textile, marine and printing industries.


The Company's business is impacted by seasonal sensitivity.
Historically, demand for the Company's services is highest in the spring through fall and lowest during the winter months. The
Company's assets are not assigned to a particular market.

The Company's subsidiaries compete with approximately one hundred
(100) national and/or regional competitors. Price, quality and customer service are the governing factors. The Company's focus on customer service provides significant repeat business.

The Company's clients consist primarily of electric utilities, major oil companies, paper companies and other general industry. Because of the nature of the services offered by the Company and the size of the projects in which the Company is engaged, a small number of clients, at times, account for a significant percentage of the Company's revenues in a given fiscal year.

No client represented more than ten percent (10%) of revenues in fiscal year 1997 and 1996. For the fiscal year ended September 30, 1995, Westinghouse Electric Corporation accounted for sixteen percent (16%) of consolidated revenues.

The Company operates primarily within the United States. The Company has or is performing contracts in 44 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming.


The Company's contracts with its clients provide for charges for services on a time and material, fixed-price and/or modified fixed-price basis. The time and materials contracts generally permit the client to control the amount, type and timing of services to be performed by the Company, and most of the contracts permit the client to terminate the contract with appropriate notice. The Company's clients often modify the nature and timing of services to be performed. The fixed-price and modified fixed-price contracts are recognized on the percentage of completion method and are measured by the cost-to-cost method. Revenues from time and material contracts are recognized as work progresses. Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined.

The Company's uncompleted contracts include both undetermined and specific dollar contracts for services. The Company has found that the undetermined dollar contracts are longer term and give it more flexibility in being responsive to customers' needs. Due to the number and nature of undetermined dollar contracts and customer scheduling changes which may effect the timing of contract initiation and completion, it is difficult for management to place an exact dollar value on its present uncompleted contracts.

                        RISK FACTORS

An investment in the Securities being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus and the Company's reports under the Securities Exchange Act of 1934, as amended, incorporated herein by reference (the "Incorporated Documents") contain forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found under "Risk Factors", as well as in this Prospectus and the Incorporated Documents generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus and the Incorporated Documents. Accordingly, prospective investors should consider carefully the following Risk Factors, in addition to the other information concerning the Company and its business contained in this Prospectus and in the Incorporated Documents, before purchasing the Securities offered hereby.

Matters Relating to Bankruptcy Proceedings. The Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in September, 1995. The effective date of the Company's Plan of Reorganization was April 24, 1996. The Company exited bankruptcy on July 1, 1996. Under the Company's Plan of Reorganization, the balance due to pre-petition creditors as of March 31, 1998 was $1,269,382, which will be repaid in installments through January 1999. The Company is in the process of prepaying this obligation.

Dependence on Acquisitions for Growth. The Company's business strategy for growth depends significantly on acquiring additional paint contracting or allied businesses. The success of the Company's acquisition strategy will depend on the extent to which the Company is able to acquire, successfully integrate and profitably manage the additional businesses acquired. This strategy may not succeed. The Company's acquisition strategy presents risks that, singly or in combination, could have a material adverse effect on the Company's business and financial performance. These risks include: (i) the possible adverse effects on existing operations, which could result in diversion of management's attention and resources to acquisitions, (ii) the possible loss of acquired customer or supplier bases and key personnel, and (iii) the contingent and latent risks (including environmental risks) associated with past operations of the acquired businesses. A further risk is that competition will develop from other consolidators with the consequence that the cost of acquiring additional businesses will increase materially. Acquisitions accounted for as purchases may result in substantial annual non-cash amortization charges for goodwill and other intangible assets in the Company's statements of operations.

Capital Requirements. The Company's acquisition strategy will require substantial capital. The Company intends to finance part of the initial acquisitions and future acquisitions through the issuance of equity or debt securities, possibly including convertible debt securities or Warrants. The extent to which the Company will be able or willing to use shares of Common Stock, or the right to acquire Common Stock through conversion of convertible securities or Warrant exercises, to consummate acquisitions will depend on the market value of the Common Stock from time to time and the willingness of potential sellers to accept shares of the

Common Stock, or the right to acquire Common Stock, in full or partial payment. The Company may not be able to obtain the capital required to implement its acquisitions strategy on advantageous terms or at all.

Risk as to Liquidity of the Common Stock. The volume of trading in the Company's Common Stock generally has not been substantial. Accordingly, there is no assurance as to the liquidity of the trading market for the Common Stock. As a result of the issuance of Common Stock upon the exercise of outstanding options, Warrants and conversion rights, the number of shares of Common Stock outstanding may increase substantially. As a result, the number of the Company's shares of Common Stock that are freely tradable may over time greatly exceed the number of shares that are presently freely tradable. The influx of a large number of shares onto the trading market may create downward pressures on the trading price of the Common Stock.

No Underwriter Participation in Preparation. No selling agent or underwriter has participated in this offering and no underwriter has exercised due diligence with respect to the information contained in this Prospectus. Generally, in an underwritten offering, an underwriter would conduct certain investigations relative to the issuer, its business and the terms of the offering in order to establish a reasonable basis for the pricing of the securities to be sold and to verify the disclosures made in connection with the offering.

Absence of Dividends. The Company has not paid any cash dividends on its Common Stock. The Company presently intends to retain its earnings to finance future growth and therefore does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Moreover, the terms of the bank debt prohibit the payment of dividends.

Existence of Significant Competition. There are many other companies engaged in the Company's business, and the business is highly competitive. Further, other companies may enter the Company's area of business in the future. The Company may not be able to compete successfully with such companies.

Dependence Upon Key Personnel. The Company's ongoing operations may depend to a material extent upon the continued services of its executive officers and also senior management of businesses acquired in the future, if any. The business or future performance of the Company could be effected adversely if any of these persons do not continue in their respective management roles and the Company is unable to attract and retain qualified replacements.

Reliance on Customers in Historically Cyclical Industries. The businesses of most of the Company's served markets tend to be cyclical. During periods of cyclical downturns, customers may delay certain maintenance to reduce their factory overhead expense. The extent to which this occurs will have a material adverse effect on the Company's revenues. As a result, the Company's business and operations results may reflect the cyclical nature of its served markets' industrial cycles.

Fluctuations in Operating Results. The Company's operating results may fluctuate significantly from quarter to quarter or year to year because of a number of factors including: (i) the timing of closing acquisition transactions, (ii) seasonal factors, including adverse weather conditions which may delay the start and/or completion of major contracts, and (iii) delays in the start and/or completion of major contracts due to customer scheduling requirements.

Factors Affecting Internal Growth. The factors affecting the Company's ability to generate internal growth will include the extent to which it is able to: (i) integrate its special services across the network of acquired businesses, (ii) leverage its relationships with customers in its served market to gain a larger share of their business, (iii) leverage its relationships with existing suppliers to reduce costs to the extent required to compete for additional market share, (iv) train the personnel in acquired businesses in the use of "best practices" in order to improve competitive position, and (v) retain key management personnel.

Operating Hazards. The Company performs a significant portion of its services in refining, pulp and paper and petro-chemical facilities. The facilities of these and some other customers involve substantial structures and corresponding heights, moving machinery, high temperature and high-pressure process operations and hazardous materials. Such facilities can pose safety hazards to the Company's work force. The paint contracting industry incurs substantial workers compensation costs. Although these cost are managed by the Company through rigorous safety training and provision of safety equipment, major accidents may occur and substantial workers compensation, personal injury and property damage claim may adversely impact the Company's financial performance.

Government Regulation. A wide range of federal, state and local regulations relating to health, safety and environmental matters apply to the Company's business. The Company handles a number of hazardous or toxic materials. The handling, storage and disposal of these materials involves compliance with numerous regulations. Environmental laws are complex and subject to frequent change. These laws impose liability in some cases without regard to negligence or fault and expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which complied with all applicable laws when performed.
The Company's need to comply with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or future discovery of environmental conditions may require additional material expenditures by the Company. Regulations of the Occupational Safety and Health Administration ("OSHA") also apply to the Company's business. Future acquisitions by the Company also may be subject to regulations, including antitrust reviews. The Company believes it substantially complies with all currently applicable requirements.

Potential "Year 2000" Problems. The Company believes that its computer software is 2000 compliant. Further, the Company's computers do not communicate electronically with the computer of any other entity to a significant degree. It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's customers or vendors, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 1999 or 2000 or thereafter without error or interruption (commonly known as the "Year 2000' problem). The Company may be unable to identify all such Year 2000 problems in its computer systems or those of its customers or vendors in advance of their occurrence.
The Company may be unable to successfully remedy any problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, financial condition and results of operations. The revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the demand for the Company's services. In addition, failure of the Company to identify and remedy Year 2000 problems could put the Company at a competitive disadvantage relative to companies that have corrected such problems.

Authorization of Preferred Stock; Anti-takeover Provisions.  The
Company anticipates authorizing a class of Preferred Stock.  The

Company contemplates that shares of Preferred Stock may be used in acquisition or financing transactions, but it has no specific plans to issue any shares of Preferred Stock at this time. Shares of Preferred Stock may be issued by the Board of Directors without shareholder approval on such terms and conditions and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company.

                  BUSINESS STRATEGY

The Company intends to leverage its current strengths as a broad based supplier of surface preparation, painting and coatings application and allied services. The Company believes its positioning, as a "one stop shop" for these purposes will become increasingly attractive to its customers who are seeking to reduce the number of suppliers with whom they do business. The Company's growth strategy will capitalize on these trends. For reasons discussed under "Risk Factors," the Company may not succeed in implementing the growth strategy discussed in this section, which contains forward-looking information.

The Company believes growth opportunities can be realized through the implementation of the following strategies and tactics:

     Growth through Acquisitions. The Company intends to implement an aggressive acquisition program, which may not be successful, focused on the following areas:

     Entering New Geographic Markets. In order to position its services to those customers seeking national contract coverage, the Company intends to acquire contractors in areas that it either currently does not serve at all or does not service economically. The Company's current office locations are:


        Baton Rouge, LA                       Mobile, AL
        Brunswick, OH                         Pensacola, FL
        Hopewell, VA                          Philadelphia, PA
        Houston, TX                           Sacramento, CA
        Kennewick, WA                         Sulphur, LA
        Lakeland, FL                          West Monroe, LA


     Entering New Served Markets. Although the Company's past operations have been targeted to the industries noted herein, there are opportunities to serve other industries through the acquisitions.

     Expanding Within Existing Markets. The Company believes there are a number of acquisitions available to reinforce its market shares in its existing markets. In fact, the Company has used this strategy successfully. In the past, the Company has acquired local contractors in Birmingham, Alabama; Cleveland, Ohio; Longview, Washington; Philadelphia, Pennsylvania and Richmond, Virginia.

     Implementation of a National Operating Strategy. The principal elements of the Company's operating strategy and tactics are:

     Rolling out the Company's Broad Range of Services.  The
        Company believes it is the only contractor who specializes in every type of major coating application. It is also one of the few contractors in its field that services customers throughout the 48 contiguous states. Therefore the Company is the only "one stop shop" for national accounts.

     Capitalizing on Current Geographic Sales Coverage.   The
        Company's customers include many large pulp and paper, power generating, refining, and petro-chemical accounts, many of which operate in numerous locations throughout the United States. The Company believes its ability to provide its comprehensive services throughout the country will enhance its relationships with these accounts and afford it greater opportunities to increase market share within these served markets through the use of national account contracts, or similar arrangements.

                      SELECTED FINANCIAL DATA


                  Fiscal Period            Fiscal Year Ended
                 Ended March 31,             September 30,

           (in thousands except per share amounts)

                   1998    1997     1996    1995      1994     1993
                            (1)     (2)      (3)      (4)*     (5)*
Revenues         $52,227  $50,195  $32,931  $83,116  $83,729  $49,405

Income
(loss)
Before
Reorgan
 ization
Costs and
Income
 taxes               659    1,180      736    (830)    (236)  (2,250)

Income
(loss)
from
continuing
operations           490      525     (357)   (844)    (125)  (1,492)

Net
Earnings
(loss)               490      452   (1,508) (2,849)    (642)  (2,997)

Basic
Earnings
(loss)
Per share           0.22     0.21    (0.69 ) (1.31)   (0.30)   (1.38)

Total
 assets           20,633   21,301   26,101  39,389   35,489   22,780

Total
 long
 Term
 Debt             10,256   11,274    5,587   5,587   15,946    8,935

Liabilities
 Subject to
 Compromise         --        --     5,262   8,146      --       --

Equity per
Share               1.43    1.20      0.99    1.69     3.00     3.29

Return on
Average
Equity               17%     19%        --      --      --       --

Weighted
Average
Common
Shares:
    Basic          2,193    2,170    2,169   2,169    2,169    2,167
    Diluted



(1) Reflects net reorganization expenses of approximately
      $600,000 and a gain on settlement of litigation.

(2) Fiscal year end change from September 30th to March 31st and reflects the discontinuance of Henze operations and includes approximately $1.1 million in reorganization costs.

(3) Reflects the discontinuance of Henze operations, a write-off of approximately $3.4 million for business restructuring activities and an accrual of $750,000 for Federal income tax relating to a prior year.

(4) Purchased Oliver B. Cannon & Son, Inc. and Sline Industrial
      Painters, Inc. (Cannon Sline).

(5) Reflects a goodwill and intangibles write-off approximately
      $2.4 million

*These years have been restated to present Henze as discontinued operations.

  MARKET PRICE OF COMPANY'S COMMON STOCK AND RELATED MATTERS

The Company had 2,727,592 shares of common stock issued and outstanding and 375 shareholders of record as of June 30, 1998. The Company's common stock traded on the NASDAQ Stock market under the symbol "NSSI" until May 20, 1996 at which time the Company commenced trading on the NASDAQ Small Cap Market under the symbol "CANR". The above was the result of the merger of Nuclear Support Services, Inc. into Canisco Resources, Inc. in accordance with the Company's plan of reorganization. The number of shares of common stock and shareholders of record did not change as a result of the reorganization.


Quarter     1999(1)           1998          1997        1996 (2)
Ended     High     Low      High    Low   High   Low     High   Low

June  30  3 11/16  2 1/2    2 3/4  1 3/8  2 5/8  2 1/8     *      *
Sept  30  3 1/4    2 7/8    2 3/4  1 3/8  3 1/8  2 1/4     *      *
Dec   31                    3 7/8  1 3/4  5      2 7/8   1 5/8 1 1/4
March 31                    2 3/4  1 7/8  4 1/4  2 5/8   3 1/8 1 1/4

(1) Through July 15, 1998.

(2) The Company changed its fiscal year from September 30 to March 31 effective April 24, 1996. Therefore, the year ended March 31, 1996 was a six month transition year.

                      DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.0025 par value per share (the "Common Stock") and the Company proposes to request an increase in such number of authorized shares to 20,000,000. Prior to this offering, there were 2,727,592 shares of Common Stock issued and outstanding.


The Company proposes to authorize 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). There are currently no shares of Preferred Stock outstanding. The Company contemplates that shares of Preferred Stock, if authorized, may be used in acquisition or financing transactions, but the Company has no specific plans to issue any share of Preferred Stock at this time.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors of the Company.
Holders of Common Stock have no preemptive rights and, subject to any rights of holder of Preferred Stock, are entitled to such dividends as may be declared by the Board of Directors of the Company out of fund legally available therefor. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in the net assets of the Company remaining after the payment of all credits and liquidation preferences of the Preferred Stock, if any. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock
The Company proposes to authorize 1,000,000 shares of Preferred Stock. The Company does not presently contemplate the issuance of such shares. The Board of directors is empowered by the Articles of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without any action of the shareholders. The Board of Directors may authorize issuances in one or more classes or series, and may fix and determine the relative rights, preferences and limitations of each class or series so authorized without action by the stockholders. Such action could adversely affect the voting power of the holders of the Common Stock or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is Chase
Mellon Shareholder Services.

           PLAN OF DISTRIBUTION AND USE OF PROCEEDS

From time to time, the Company may offer its Securities (i) as the consideration to purchase the securities or assets of other companies in connection with the acquisition, directly or indirectly, of various businesses, properties or interests therein by the Company or one or more of its subsidiaries or (ii) in connection with financing transactions. The terms of such acquisitions or financings involving issuance of the Securities covered by this Prospectus will be determined by negotiations between the Company and stockholders or representatives of the businesses to be acquired or the entities providing such financing, as the case may be. The terms of the Securities to be issued in such acquisitions or financings, if other than the Common Stock, will be set forth in a Supplement to this Prospectus.

SECURITIES AND EXCHANGE COMMISSION POLICY ON INDEMNIFICATION

The Company's Certificate of Incorporation and Bylaws, as well as applicable Delaware law, provide for the Company to indemnify its directors and officers against certain liabilities they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Registrant has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the Registrant if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

Article VI of the Registrant's By-laws generally permits indemnification of directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.
Article VI further permits the Registrant to maintain insurance, at its expense, to protect itself and any such director or officer of the Registrant or another enterprise against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The Company maintains such insurance.

The Registrant maintains directors' and officers' liability insurance.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.                 Description of Document

5         Opinion of Wolf, Block, Schorr and Solis-Cohen LLP
23         Consent of KPMG Peat Marwick LLP


The Registrant hereby incorporates by reference the list of Exhibits contained in Item 14 of its Report on Form 10-K for the year ended March 31, 1998.

(b) Financial Data Schedules


The Registrant hereby incorporates by reference the financial data schedules accompanying its Report on Form 10-K for the year ended
March 31, 1998.

Item 22.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
      Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph shall not apply if the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) (1)  The undersigned Registrant hereby undertakes as follows:
           that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to a registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wilmington, State of Delaware on July 16, 1998.


                        CANISCO RESOURCES, INC.

                        By:  /s/ Ralph A. Trallo
                             Ralph A. Trallo,  President, CEO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph A. Trallo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with Securities and Exchange Commission, grating unto said attorney-in-fact and agent full power and authority to do an perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

  SIGNATURE                      CAPACITY             DATE

   ______*_______                Chairman          July 16, 1998

   ______*_______                Director          July 16, 1998

   ______*_______                Director          July 16, 1998

   ______*_______                Director          July 16, 1998

   ______*_______                Director          July 16, 1998

   ______*_______                Director,
                                 President, CEO    July 16, 1998

   ______*_______                Chief Financial
                                 Officer           July 16, 1998

*signed by Ralph A. Trallo, as attorney in fact

EXHIBIT 23

Consent of the Independent Accountants

The Board of Directors
Canisco Resources, Inc.

We consent to incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Canisco Resources, Inc. of our report dated June 3, 1998, relating to the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for the years ended
March 31, 1998 and 1997, the six months ended March 31, 1996, and the year ended September 30, 1995, which report appears in the March 31, 1998
Annual Report on Form 10-K of Canisco Resources, Inc., which is incorporated by reference in this Amendment No. 1 to the Registration Statement.

KPMG Peat Marwick, LLP
Philadelphia, Pennsylvania
July 16, 1998